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                     May 14, 2021

       Daniel Guglielmone
       Executive Vice President - Chief Financial Officer
       FEDERAL REALTY INVESTMENT TRUST
       909 Rose Avenue, Suite 200
       North Bethesda , Maryland 20852

                                                        Re: FEDERAL REALTY
INVESTMENT TRUST
                                                            Form 10-K for
Fiscal Year Ended December 31, 2020
                                                            Filed February 11,
2021
                                                            File No. 001-07533

       Dear Mr. Guglielmone:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction